                                  AMENDMENT TO
                              AMENDED AND RESTATED
                            ARTICLES OF INCORPORATION
                                       OF
                  PROFESSIONAL TRANSPORTATION GROUP LTD. INC.

         On October 8, 1999, the following amendment to the Amended and Restated Articles of Incorporation of PROFESSIONAL TRANSPORTATION GROUP LTD., INC., a Georgia corporation (hereinafter referred to as the "Corporation"), was duly adopted by unanimous vote of the Board of Directors:

         1. AMENDMENT TO ARTICLES. The Amended and Restated Articles of Incorporation of the Corporation are hereby amended by incorporating the Certificate of Designations of the Series A Preferred Stock attached hereto and incorporated herein as Exhibit "A".

         2. AUTHORIZATION. The within and foregoing amendment to the Amended and Restated Articles of Incorporation was duly approved by unanimous written consent of the Board of Directors in accordance with the provisions of Section 14-2-602(d)(4) of the Georgia Business Corporation Code. This Amendment was adopted by the Board of Directors without shareholder action. Shareholder action was not required.

         3. RESTATEMENT. Except as amended hereby, the Amended and Restated Articles of Incorporation of the Corporation shall remain in full force and effect as originally set out.

         4. EFFECTIVE DATE. This Amendment shall become effective upon the filing thereof with the Secretary of State for the State of Georgia.

         IN WITNESS WHEREOF, the Corporation has caused this amendment to Amended and Restated Articles of Incorporation to be executed by its duly authorized officers, this 8th day of October, 1999.

                                  PROFESSIONAL TRANSPORTATION GROUP LTD., INC.


                                  By:          /s/ Dennis A. Bakal
                                     -----------------------------------------
                                        Dennis A. Bakal, President and CEO

                                                                       EXHIBIT A


                           CERTIFICATE OF DESIGNATIONS
                                     OF THE
                            SERIES A PREFERRED STOCK

         This Amendment to the Amended and Restated Articles of Incorporation of Professional Transportation Group Ltd., Inc. (the "Corporation") provides for a class of shares of stock designated of the Corporation's Preferred Stock.

         NOW, THEREFORE, BE IT RESOLVED, that there shall be one series of Preferred Stock of the Corporation that is designated "Series A Preferred Stock" (hereinafter referred to as the "Series A Preferred Stock"). The number of authorized shares of Series A Preferred Stock shall be Three Thousand (3,000), no par value. The powers, designations, preferences and relative rights of the Series A Preferred Stock, and the qualifications, limitations and restrictions of such preferences and rights shall be as follows:

         1.       Definitions.

         For purposes of this Section, the following definitions shall apply:

         (a) "Additional Shares of Common Stock" shall have the meaning set forth in subparagraph 6(j) hereof.

         (b)      "Board" shall mean the Board of Directors of the Corporation.

         (c) "Common Stock" shall mean the Common Stock, no par value, of the Corporation.

         (d) "Conversion Price" shall have the meaning set forth in paragraph 6(b) hereof.

         (e) "Face Amount" shall mean, with respect to any share of Series A Preferred Stock, an amount equal to One Thousand Dollars ($1,000).

         (f) "Junior Stock" shall mean the Common Stock of the Corporation and any other class or series of stock of the Corporation issued on or after the Original Issue Date and not entitled to receive any assets or amounts distributable upon liquidation, dissolution or winding up of the Corporation prior to or preferentially to the Series A Preferred Stock or any Parity Stock.

         (g) "Original Issue Date" for a share of the Series A Preferred Stock shall mean the date on which such share of such Preferred Stock was originally issued. With respect to a particular share of the Series A Preferred Stock, the "Issue Date" for such share shall be the date on which such share was issued.

         (h) "Original Issue Price" shall mean $1,000.00 per share of Series A Preferred Stock.

         (i) "Parity Stock" shall mean any class or series of stock of the Corporation issued on or after the Original Issue Date (whether or not the liquidation prices per share thereof shall be different from those of the Series A Preferred Stock) if the holders thereof and the holders of the Series A Preferred Stock shall be entitled to receive assets or amounts distributable upon liquidation, dissolution or winding up of the Corporation, in proportion to their liquidation prices, without preference or priority of one over the other.

         (j) "Person" means any individual, corporation, partnership, joint venture, limited liability company, association, joint-stock company, trust, estate, unincorporated organization or government or any agency or political subdivision thereof.

         (k) "Priority Stock" means any class or series of stock of the Corporation issued on or after the Original Issue Date and entitled to receive assets or amounts distributable upon liquidation, dissolution or winding up of the Corporation prior or preferentially to the Series A Preferred Stock or any Parity Stock.

         (l) "Subsidiary" shall mean any corporation at least fifty percent (50%) of whose outstanding voting stock shall at the time be owned directly or indirectly by the Corporation or by one or more Subsidiaries.

         2. Designation of Series. Three Thousand (3,000) shares of the Preferred Stock, no par value, of the Corporation shall constitute a series of Preferred Stock designated as Series A Convertible Preferred Stock.


         3. Dividends. The holders of record of the then outstanding shares of Series A Preferred Stock shall be entitled to receive out of funds legally available therefor, dividends at an annual rate of $40.00 per share, payable quarterly in arrears and prorated for any partial year, prior and in preference to any declaration of payment of any dividend on the Common Stock. Such dividend shall commence on the last day of each quarter of the Corporation's fiscal year and shall be payable on the last day of each quarter of each fiscal year thereafter. Such dividend shall be cumulative and shall accrue whether or not declared by the Board of Directors of the Corporation. Except as may be provided herein, no dividends may be paid with respect to the Common Stock of the Corporation so long as shares of the Series A Preferred Stock are issued and outstanding. Except as may be provided herein, the Corporation shall be under no obligation to pay such dividends unless so declared by the Board of Directors.

         4.       Liquidation Rights.

         (a) In the event of any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, after paying debts and distributions to holders of Priority Stock, but before any payment or distribution of the assets of the Corporation shall be made to or set apart for the holders of any Junior Stock of the Corporation, the holder of each share of the Series A Preferred Stock shall be entitled to receive from the assets of the Corporation available for distribution to the shareholders an amount in cash (the "Liquidation Preference") equal to their Original Issue Price per share plus all accrued and unpaid dividends. If, after such payment, assets remain in the Corporation, these assets would be allocated on a pro rata basis to all existing shareholders (inclusive of Series A Preferred Stockholders) as if the Series A Preferred Stock had converted each share of Series A Preferred Stock into the Common Stock at the applicable Conversion Price in effect at the time of the liquidation prior to the aforementioned payment.

         (b) Any merger, reorganization, consolidation where the Corporation is not the survivor, or sale of substantially all of the assets to another Person or entity, or the sale of eighty percent (80%) or more of the outstanding Common Stock of the Corporation by the holders thereof, in a single transaction or in a series of related transactions, or stock of the Corporation shall be regarded as a liquidation, dissolution or winding up of the affairs of the Corporation within the meaning of this paragraph 4; and in such event, each holder of shares of Series A Preferred Stock then outstanding shall have the right to elect the benefits of the provisions of subparagraph 6(h) hereof in lieu of receiving payment of the Liquidation Preference and other payments pursuant to this paragraph 4.

         5. Voting Rights. Except for the rights otherwise provided for herein or by law, the holders of the Series A Preferred Stock shall be entitled to no voting rights.

         6. Conversion. The holders of the Series A Preferred Stock shall have the following conversion rights (the "Conversion Rights"):

         (a) Right to Convert. Each share of Series A Preferred Stock shall be convertible, at the option of the holder thereof, at any time after the date provided below until October _____, 2001, at the office of the Corporation or any transfer agent for the Series A Preferred Stock or Common Stock, into fully paid and nonassessable shares of Common Stock, at the Conversion Price (as hereafter defined) therefor in effect at the time of conversion determined as provided herein. One third (1/3) of the shares of Series A Preferred Stock held on the Original Issue Date shall be eligible for conversion on or after January 1, 2000, one third (1/3) on or after February 1, 2000 and the final one-third (1/3) on or after March 1, 2000. In the event that the average closing sales price for the Corporation's Common Stock for any five consecutive trading days exceeds $2.00 per share, all shares of Series A Preferred Stock will be immediately eligible for conversion hereunder.

         (b) Conversion Price. Shares of Series A Preferred Stock shall be convertible into the number of shares of Common Stock that results from dividing the Original Issue Price multiplied by the number of shares of Series A Preferred Stock being converted by the Conversion Price per share in effect at the time for conversion. The Conversion Price per share for the Series A Preferred Stock shall equal 77% of the lower of (i) $2.00 or (ii) the average closing sales price for the Corporation's Common Stock for the five trading days prior to the date of conversion.

         (c) Mechanics of Conversion: Unpaid Dividends. Before any holder of Series A Preferred Stock shall be entitled to convert the same into shares of Common Stock, he shall surrender the certificate or certificates therefor, duly endorsed, at the office of the Corporation or of any transfer agent for the Series A Preferred Stock or Common Stock, and shall give written notice by mail, postage prepaid, to the Corporation at such office that he elects to convert the same and shall state therein the number of shares of Series A Preferred Stock being converted which shall include the name or names in which the certificate or certificates for shares of Common Stock are to be issued. Thereupon the Corporation shall promptly issue and deliver at such office to such holder of Series A Preferred Stock or to the nominee or nominees of such holder a certificate or certificates for the number of shares of Common Stock to which he shall be entitled.

         Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the shares of Series A Preferred Stock to be converted, and the person or persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock on such date. All dividends accrued and unpaid, if any, prior to surrender of shares of Series A Preferred Stock surrendered for conversion shall be forfeited upon conversion thereof.

         (d) Adjustment for Stock Splits and Combinations. If the Corporation shall at any time or from time to time after the Original Issue Date effect a subdivision of the outstanding Common Stock, the Conversion Price then in effect immediately before that subdivision shall be proportionately decreased. If the Corporation shall at any time or from time to time after the Original Issue Date reduce the outstanding shares of Common Stock, by combination or similar transaction, the Conversion Price then in effect immediately before the combination shall be proportionately increased. Any adjustment under this paragraph 6(d) shall become effective at the close of business on the date the subdivision or combination becomes effective.

         (e) Adjustment for Certain Dividends and Distributions. In the event the Corporation at any time or from time to time after the Original Issue Date shall make or issue, or fix a record date for the determination of holders of Common Stock entitled to receive, a dividend or other distribution payable in additional shares of Common Stock, then and in each such event the Conversion Price for the Series A Preferred Stock then in effect shall be decreased as of the time of such issuance or, in the event such a record date shall have been fixed, as of the close of business on such record date, by multiplying the Conversion Price for the Series A Preferred Stock then in effect by a fraction:

                  (i) the numerator of which shall be the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date, and

                  (ii) the denominator of which shall be the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date, plus the number of shares of Common Stock issuable in payment of such dividend or distribution; provided, that if such record date shall have been fixed and such dividend is not fully paid or if such distribution is not fully made on the date fixed therefor, the Conversion Price for the Series A Preferred Stock shall be recomputed accordingly as of the close of business on such record date and thereafter the Conversion Price for the Series A

Preferred Stock shall be adjusted pursuant to this paragraph 6(e) as of the time of actual payment of such dividends or distributions.

         (f) Adjustments for Other Dividends and Distributions. In the event that the Corporation at any time or from time to time after the Original Issue Date shall make or issue, or fix a record date for the determination of holders of Common Stock entitled to receive, a dividend or other distribution payable in securities of the Corporation other than shares of Common Stock, then and in each such event provision shall be made so that the holders of Series A Preferred Stock shall receive upon conversion thereof, in addition to the number of shares of Common Stock receivable thereupon, the amount of securities of the Corporation that they would have received had their Series A Preferred Stock been converted into Common Stock on the date of such event and had thereafter, during the period from the date of such event to and including the conversion date, retained such securities receivable by them as aforesaid during such period giving application to all adjustments called for during such period under this paragraph 6(f) with respect to the rights of the holders of the Series A Preferred Stock.

         (g) Adjustment for Reclassification, Exchange or Substitution. If the Common Stock issuable upon the conversion of the Series A Preferred Stock shall be changed into the same or a different number of shares of any class or classes of stock, whether by capital reorganization, reclassification or otherwise (other than a subdivision or combination of shares or stock dividend provided for in subparagraph 6(d) above, or a reorganization, merger, consolidation or sale of assets provided for in subparagraph 6(h) below), then and in each such event the holder of each share of Series A Preferred Stock shall have the right thereafter to convert such share into the kind and amounts of shares of stock and other securities and property receivable upon such reorganization, reclassification or other change, by holders of the number of shares of Common Stock into which such shares of Series A Preferred Stock might have been converted immediately prior to such reorganization, reclassification or change, all subject to further adjustment as provided herein.

         (h)      Reorganization, Mergers, Consolidations or Sales of Assets.
If at any time or from time to time there shall be a capital reorganization of the Common Stock (other than a subdivision, combination, reclassification or exchange of shares provided for above in this paragraph 6) or a merger or consolidation of the Corporation with or into another corporation, or the sale of all or substantially all the Corporation's properties and assets to any other person, then, as a part of such reorganization, merger, consolidation or sale, provision shall be made so that the holders of the Series A Preferred Stock shall thereafter be entitled to receive upon conversion of the Series A Preferred Stock, the number of shares of stock or other securities or property of the Corporation, or of the successor corporation resulting from such merger or consolidation or sale, to which a holder of that number of shares of Common Stock deliverable upon conversion of the Series A Preferred Stock would have been entitled on such capital reorganization, merger, consolidation or sale. In any such case, appropriate adjustment shall be made in the application of the provisions of this paragraph 6 with respect to the rights of the holders of the Series A Preferred Stock after the reorganization, merger, consolidation or sale to the end that the provisions of this paragraph 6 (including adjustment of the Conversion Price then in effect and the number of shares purchasable upon conversion of the Series A Preferred Stock) shall be applicable after that event as nearly equivalent as may be practicable. Each holder of shares of Series A Preferred Stock, upon the occurrence of a capital reorganization, merger or consolidation of the Corporation or the sale of all or substantially all its assets and properties as such events are more fully set forth in this subparagraph 6(h), shall have the option of electing treatment of his shares of Series A Preferred Stock under either this subparagraph 6(h) or paragraph 4 hereof, notice of which election shall be submitted in writing to the Corporation at its principal office no later than ten (10) days before the effective date of such event.

         (i)      Sale of Shares Below Conversion Price.

                  (i) If at any time or from time to time after the Original Issue Date, the Corporation shall issue or sell Additional Shares of Common Stock (as hereinafter defined), other than as a dividend as provided in subparagraph 6(f) above, and other than upon a subdivision or combination of shares of Common Stock as provided in subparagraph 6(d) above, for a consideration per share less than the then existing Conversion Price for the Series A Preferred Stock (or, if an adjusted Conversion Price shall be in effect by reason of a previous adjustment, then less than such adjusted Conversion Price), then and in each case the then Conversion Price for the Series A Preferred Stock shall be reduced, as of the opening of business on the date of such issue or sale, to a price determined by multiplying that Conversion Price by a fraction, (A) the numerator of which shall be (1) the number of shares of Common Stock outstanding immediately prior to such issue or sale, plus (2) the number of shares of Common Stock that the aggregate consideration received by the Corporation for the total number of Additional Shares of Common Stock so issued would purchase at such Conversion Price, and (B) the denominator of which shall be the number of shares of Common Stock outstanding immediately prior to such issue or sale plus the number of such Additional Shares of Common Stock so issued.

                  (ii) For the purpose of making any adjustment in the Conversion Price or number of shares of Common Stock purchasable on conversion of Series A Preferred Stock as provided above, the consideration received by the Corporation for any issue or sale of securities shall,

                           (A)      to the extent it consists of cash, be
computed at the net amount of cash received by the Corporation after deduction of any underwriting or similar commissions, concessions or compensation paid or allowed by the Corporation in connection with such issue or sale;

                           (B)      to the extent it consists of services or
property other than cash, be computed at the fair value of such services or property as determined in good faith by the Board; and

                           (C)      if Additional Shares of Common Stock,
Convertible Securities (as hereinafter defined), or rights or options to purchase either Additional Shares of Common Stock or Convertible Securities are issued or sold together with other stock or securities or other assets of the Corporation for a consideration that covers both, be computed as the portion of the consideration so received that may be reasonably determined in good faith by the Board to be allocable to such Additional Shares of Common Stock, Convertible Securities or rights or options.

                  (iii) For the purpose of the adjustment provided in subsection (1) of this subparagraph 6(i), if at any time or from time to time after the Original Issue Date, the Corporation shall issue any rights or options for the purchase of, or stock or other securities convertible into, Additional Shares of Common Stock (such convertible stock or securities being hereinafter referred to as "Convertible Securities"), then, in each case, if the Effective Price (as hereinafter defined) of such rights, options or Convertible Securities shall be less than the then existing Conversion Price for the Series A Preferred Stock, the Corporation shall be deemed to have issued at the time of the issuance of such rights or options or Convertible Securities the maximum number of Additional Shares of Common Stock issuable upon exercise or conversion thereof and to have received as consideration for the issuance of such shares an amount equal to the total amount of the consideration, if any, received by the Corporation for the issuance of such rights or options or Convertible Securities, plus, in the case of such options or rights, the minimum amounts of consideration, if any, payable to the Corporation upon exercise or conversion of such options or rights. For purposes of this subsection (iii), "Effective Price" shall mean the quotient determined by dividing the total of all such consideration by such maximum number of Additional Shares of Common Stock. No further adjustment of the Conversion Price adjusted upon the issuance of such rights, options or Convertible Securities shall be made as a result of the actual issuance of Additional Shares of Common Stock on the exercise of any such rights or options or the conversion of any such Convertible Securities.

                           If any such rights or options or the conversion
privilege represented by any such Convertible Securities shall expire without having been exercised, the Conversion Price adjusted upon the issuance of such rights, options or Convertible Securities shall be readjusted to the Conversion Price that would have been in effect had an adjustment been made on the basis that the only Additional Shares of Common Stock so issued were the Additional Shares of Common Stock, if any, actually issued or sold on the exercise of such rights or options or rights of conversion of such rights or options or rights of conversion of such Convertible Securities, and such Additional Shares of Common Stock, if any, were issued or sold for the consideration actually received by the Corporation upon such exercise, plus the consideration, if any, actually received by the Corporation for the granting of all such rights or options, whether or not exercised, plus the consideration received for issuing or selling the Convertible Securities actually converted plus the consideration, if any, actually received by the Corporation on the conversion of such Convertible Securities.

         (j)      Definition. The term "Additional Shares of Common
Stock" as used herein shall mean all shares of Common Stock issued or deemed issued by the Corporation after the Original Issue Date, whether or not subsequently reacquired or retired by the Corporation, other than (1) shares of Common Stock issued upon conversion of the Series A Preferred Stock, or upon conversion of Parity Stock or Priority Stock, and (2) such number of shares of Common Stock (as adjusted for all stock dividends, stocks splits, subdivisions and combinations) issued to employees, officers, directors, consultants or members of the Board of Directors of the Corporation, or other persons performing services for the Corporation, pursuant to any stock option plan, stock purchase plan or management incentive plan, agreement or arrangement approved by the Board or its Compensation Committee.

         (k) Accountants' Certificate of Adjustment. In each case of an adjustment or readjustment of the Conversion Price for the number of shares of Common Stock or other securities issuable upon conversion of the Series A Preferred Stock, the Corporation, at its expense, shall cause independent certified public accountants of recognized standing selected by the Corporation (who may be the independent certified public accountants then auditing the books of the Corporation) to compute such adjustment or readjustment in accordance herewith and prepare a certificate showing such adjustment or readjustment, and shall mail such certificate, certified or registered mail, return receipt requested, postage prepaid, to each registered holder of the Series A Preferred Stock at the holder's address as shown in the Corporation's books. The certificate shall set forth such adjustment or readjustment, showing in detail the facts upon which such adjustment or readjustment is based including a statement of (A) the consideration received or to be received by the Corporation for any Additional Shares of Common Stock issued or sold or deemed to have been issued or sold, (B) the Conversion Price at the time in effect for each series of the Series A Preferred Stock and (C) the number of Additional Shares of Common Stock and the type and amount, if any, of other property which at the time would be received upon conversion of the Series A Preferred Stock.

         (l) Notices of Record Date. In the event of (i) the fixing of any record date for the purpose of determining the holders of any class or series of securities of the Corporation who are entitled to receive any dividend or other distribution, or (ii) any reclassification or recapitalization of the capital stock of the Corporation, any merger or consolidation of the Corporation, or any transfer of all or substantially all the assets of the Corporation to any other corporation, entity or person, or any voluntary or involuntary dissolution, liquidation or winding up of the affairs of the Corporation, the Corporation shall mail in accordance with the provisions of subparagraph 6(o) to each holder of Series A Preferred Stock, at least fourteen (14) days prior to (A) the record date specified in clause (i) above, or (B) the effective date of any event enumerated in clause (ii) above, a notice specifying (A) such record date and a description of such dividend or distribution, or (B) the date on which any such reorganization, reclassification, transfer, consolidation, merger, dissolution, liquidation or winding up is expected to become effective, and the time, if any is to be fixed, when the holders of record of Common Stock (or other securities) shall be entitled to exchange their shares of Common Stock (or other securities) for securities or other property deliverable upon such reorganization, reclassification, transfer, consolidation, merger, dissolution, liquidation or winding up.

         (m) Fractional Shares. No fractional shares of Common Stock shall be issued upon conversion of shares of Series A Preferred Stock. In lieu of any fractional shares to which the holder would otherwise be entitled, the Corporation shall pay cash equal to the product of such fraction multiplied by the fair market value of one share of Common Stock on the date of conversion, as determined in good faith by the Board. Whether or not fractional shares are issuable upon such conversion shall be determined on the basis of the total number of shares of Series A Preferred Stock the holder is at the time converting into Common Stock and the number of shares of Common Stock issuable upon such aggregate conversion.

         (n) Reservation of Stock Issuable Upon Conversion. The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the shares of the Series A Preferred Stock, such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of the Series A Preferred Stock. As a condition precedent to the taking of any action which would cause an adjustment to the Conversion Price, the Corporation will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient in order that it may validly and legally issue the shares of its Common Stock issuable based upon such adjusted Conversion Price.

         (o) Notices. Any notice required by the provisions of this paragraph 6 to be given to a holder of shares of the Series A Preferred Stock shall be deemed given when personally delivered to such holder or when faxed to such holder at a number previously furnished to the Corporation by such holder, or one (1) business day after such notice has been submitted to a reputable overnight courier service for delivery to a holder at his address appearing on the books of the Corporation, or three (3) business days after the same has been deposited in the United States mail, certified or registered mail, return receipt requested, postage prepaid, and addressed to such holder at his address appearing on the books of the Corporation.

         (p) Payment of Taxes. The Corporation will pay all taxes and other governmental charges (other than taxes measured by the revenue or income of the holders of the Series A Preferred Stock) that may be imposed in respect of the issue or delivery of shares of Common Stock upon conversion of shares of the Series A Preferred Stock.

         (q) No Dilution or Impairment. The Corporation shall not amend its Articles of Incorporation or participate in any reorganization, recapitalization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, in each case for the purpose of avoiding or seeking to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation, but will at all times in good faith assist in carrying out all such action as may be reasonably necessary or appropriate in order to protect the conversion rights of the holders of the Series A Preferred Stock against dilution or other impairment.


         (r) Conversion Restrictions. At no time will a holder of Series A Preferred Stock convert shares of Series A Preferred Stock such that at the time of conversion will result in such holder owning greater than 4.9% of the outstanding Common Stock of the Corporation. In addition, notwithstanding anything to the contrary contained herein, in the event that a conversion (when aggregated with all prior conversions of portions of Series A Preferred Stock of all holders) requires the Company to issue a number of shares of Common Stock which would exceed 19.9% of the number of shares of Common Stock issued and outstanding on the Original Issue Date the Company shall issue only such number of shares of Common Stock as shall not exceed such limit and shall pay the Holder cash in the amount of the market price (determined by the average of the closing sales price for the Common Stock for the five trading days prior to the date of measurement) for the number of shares of Common Stock in excess of such number of shares into which the Series A Preferred Stock (or the portion thereof then being converted) is then convertible at the Conversion Price, unless the Company has obtained shareholder approval for such issuance pursuant to the rules of The Nasdaq Stock Market, or as otherwise permitted by The Nasdaq Stock Market.


         7. Redemption. The Corporation shall have the right to redeem the Series A Preferred Stock in whole or in part at any time. At the election of a majority of the holders of Series A Preferred Stock, the Corporation shall redeem a number of shares of Series A Preferred Stock outstanding as of the dates as set forth here below:



               Anniversary of Closing                 Maximum Number of
                ("Anniversary Date")             Outstanding Shares Redeemed
               ----------------------            ----------------------------
                  Third (3rd) year                          33.3%
                 Fourth (4th) year                          50.0%
                  Fifth (5th) year                         100.0%

                  The redemption price per share of Series A Preferred Stock (the "Redemption Price") shall be equal to the sum (i) of the Original Issue Price per share plus (ii) a four percent (4%) annual return on such amount, plus
(iii) accrued and unpaid dividends, commencing on the first Anniversary Date available as stated above. The holders of the Series A Preferred Stock shall have a period of ninety (90) days commencing with the first eligible Anniversary Date stated above to notify the Corporation in writing of their election to exercise their right to require the Corporation to redeem all shares of Series A Preferred Stock held by such holder. The Corporation shall have no obligation to redeem any shares of Series A Preferred Stock held by a holder that fails to give such written notice to the Corporation within such ninety (90) day period. The Redemption Price shall be payable within sixty (60) days of receipt of the holder's election.

         8. Restrictions and Limitations. Except as otherwise provided below, as long as any shares of Series A Preferred Stock remain outstanding, the Corporation shall not, and shall not permit any Subsidiary to, without the vote or written consent by the holders of at least a majority of the then outstanding shares of Series A Preferred Stock:

                  (a) Except as otherwise provided in Section 7, redeem, purchase or otherwise acquire for value, any share or shares of Series A Preferred Stock otherwise than by conversion in accordance with paragraph 6 hereof;

                  (b) Purchase, redeem or otherwise acquire (or pay into or set aside for a sinking fund for such purpose) any of the Common Stock; provided, that this restriction shall not apply to the repurchase of shares of Common Stock from present or former employees, officers and directors of the Corporation, members of the Corporation's Board of Directors, or consultants or other persons performing services for the Corporation or any Subsidiary pursuant to agreements under which the Corporation has the option to repurchase such shares upon the occurrence of certain events, such as the termination of employment;

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                  (c)      Authorize or issue, or obligate itself to issue, any
other equity security (including any security convertible into or exercisable for any equity security) senior to or on a parity with the Series A Preferred Stock as to dividend or redemption rights and liquidation preferences;

                  (d) Effect any liquidation, transfer of control, sale, assignment, transfer or other conveyance of all or substantially all the assets of the Corporation or any of its Subsidiaries, or any recapitalization, consolidation or merger where the Corporation is not the surviving entity, or share exchange in which the Corporation is not the surviving entity;

                  (e) Increase or decrease (other than by conversion) the total number of authorized shares of Series A Preferred Stock of the Corporation other than as may be required to comply with terms of this Amendment to the Amended and Restated Articles of Incorporation of the Corporation;

                  (f) Amend the Articles of Incorporation or By-Laws of the Corporation if such amendment alters, in any material respect, the rights, privileges and preferences of the Series A Preferred Stock; or

                  (g) Give effect to any vote that could materially adversely affect the rights, preferences or privileges of the Series A Preferred Stock;

         9. No Reissuance of Series A Preferred Stock. No shares of Series A Preferred Stock acquired by the Corporation by reason of purchase, F conversion or otherwise shall be reissued as Series A Preferred Stock. Such acquired shares shall resume the status of authorized but unissued shares of the Preferred Stock of the Corporation.

         10. Amendment. Any term relating to the rights, preferences or privileges of the Series A Preferred Stock may be amended and the observance of any term relating to the Series A Preferred Stock may be waived (either generally or in a particular instance and either retroactively or prospectively) only with the vote or written consent of holders of at least a majority of the shares of Series A Preferred Stock then outstanding. Any amendment or waiver so effected shall be binding upon the Corporation and any holder of Series A Preferred Stock.



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